Exhibit 5.1

Ref:	VSL/741900-000001/86152082v2

Token Cat Limited

9F, Ruihai Building, No. 21 Yangfangdian Road

Haidian District, Beijing 100038

People’s Republic of China

26 March 2026

Dear Sirs

Token Cat Limited (the “Company”)

We have acted as Cayman Islands legal counsel to the Company in connection with a registration statement on Form S-8 to be filed with the Securities and Exchange Commission (the “Commission”) on 26 March 2026 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the registration under the United States Securities Act of 1933, as amended, (the “Securities Act”) of class A ordinary shares, par value US$0.0001 per share in the capital of the Company (the “Shares”), issuable pursuant to the 2026 Share Incentive Plan of the Company (the “Share Incentive Plan”).

For the purposes of giving this opinion, we have examined copies of the Registration Statement and the Share Incentive Plan. We have also reviewed copies of the ninth amended and restated memorandum and articles of association of the Company adopted by special resolution passed on 3 February 2026 (the “Memorandum and Articles”), the written resolutions of the board of directors of the Company dated 17 March 2026 (the “Resolutions”).

Based upon, and subject to, the assumptions and qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

1.	The Shares to be issued by the Company and registered under the Registration Statement have been duly and validly authorised.

2.	When issued and paid for in accordance with the terms of the Share Incentive Plan and in accordance with the Resolutions, and when appropriate entries are made in the register of members (shareholders) of the Company, the Shares will be validly issued, fully paid and non-assessable.

In this opinion letter, the phrase “non-assessable” means, with respect to the issuance of Shares, that a shareholder shall not, in respect of the relevant Shares and in the absence of a contractual arrangement, or an obligation pursuant to the memorandum and articles of association, to the contrary, have any obligation to make further contributions to the Company’s assets (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Maples and Calder (Hong Kong) LLP

26th Floor  Central Plaza  18 Harbour Road  Wanchai  Hong Kong

Tel +852 2522 9333  Fax +852 2537 2955  maples.com

Resident Hong Kong Partners: Ann Ng (Victoria (Australia)), Aisling Dwyer (British Virgin Islands), John Trehey (New Zealand)

Matthew Roberts (Western Australia (Australia)), Terence Ho (New South Wales (Australia)), W.C. Pao (England and Wales)

Sharon Yap (New Zealand), Nick Stern (England and Wales), Juno Huang (Queensland (Australia)), Karen Pallaras (Victoria (Australia))

Joscelyne Ainley (England and Wales), Andrew Wood (England and Wales), lain Anderson (Scotland), Aidan O’Regan (Ireland)

Zhan Xintong Jessica (England and Wales), Vivian Lee (England and Wales)

Non-Resident Partner: Jonathan Green (Cayman Islands)

Cayman Islands Attorneys at Law | British Virgin Islands Solicitors

These opinions are subject to the qualification that under the Companies Act (As Revised) of the Cayman Islands (the “Companies Act”), the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Act directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

These opinions are given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion letter. These opinions only relate to the laws of the Cayman Islands which are in force on the date of this opinion letter. We express no opinion as to the meaning, validity or effect of any references to foreign (i.e. non-Cayman Islands) statutes, rules, regulations, codes, judicial authority or any other promulgations.

We have also relied upon the assumptions, which we have not independently verified, that (a) all signatures, initials and seals are genuine, (b) copies of documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, (c) where a document has been provided to us in draft or undated form, it will be duly executed, dated and unconditionally delivered in the same form as the last version provided to us, (d) the Memorandum and Articles remain in full force and effect and are unamended, (e) the Resolutions were duly passed in the manner prescribed in the memorandum and articles of association of the Company effective at the relevant time and have not been amended, varied or revoked in any respect, (f) there is nothing under any law (other than the laws of the Cayman Islands) which would or might affect the opinions set out above, (g) there is nothing contained in the minute book or corporate records of the Company (which we have not inspected) which would or might affect the opinions set out above, and (h) upon the issue of any Shares, the Company will receive consideration which shall be not less than the par value of such Shares.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving such consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

Yours faithfully

/s/ Maples and Calder (Hong Kong) LLP

Maples and Calder (Hong Kong) LLP